Exhibit 4.5
Inducement NQ Stock Option Agreement
Five-Year (Ratable) Vest

TRIMAS CORPORATION

NON-QUALIFIED STOCK OPTION INDUCEMENT AWARD AGREEMENT

TriMas Corporation, a Delaware corporation (the “Company”), and as approved by the Board of Directors (the “Board”) of the Company and the Compensation Committee (the “Committee”) of the Board, has granted to the individual listed below (“Optionee”) a non-qualified stock option award (“Award”) of non-qualified stock options to purchase common stock, par value $0.01 per share, of the Company (or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section II.A.6 of this Agreement) (“Common Stock”) (the “Option”), subject to the terms and conditions this Non-Qualified Stock Option Inducement Award Agreement (the “Agreement”). This Award is intended to be an inducement that is material to Optionee, who is entering into employment with the Company, and to encourage stock ownership by Optionee, thereby aligning Optionee’s interests with those of the stockholders of the Company (the “Stockholders”). This Agreement is intended to comply with Rule 5635(c)(4) of the Nasdaq Stock Market Listing Rules, which provide an exception to the Nasdaq Stock Market Listing Rules’ stockholder approval requirement for the issuance of securities regarding grants to certain employees of the Company as an inducement material to such individuals entering into employment with the Company, and shall be administered and interpreted consistent with such intent.
This Award and Agreement are not made pursuant to the TriMas Corporation 2023 Equity and Incentive Compensation Plan (the “Plan”).

I.NOTICE OF AWARD (“NOTICE OF GRANT”)

Optionee:    Thomas Snyder
Date of Agreement:    As of June 24, 2025
Grant Date (“Date of Grant”):    June 24, 2025
Vesting Commencement Date:    Date of Grant
Exercise Price (“Option Price”) per share    See Table 1 for the Option Price of each
of Common Stock:    each Tranche (as defined below)
Total Number of Shares Subject to Option:    900,000
Term/Expiration Date:    June 24, 2035
Type of Option:                    Non-Qualified Option

II.AGREEMENT

A.Grant of Option. The Company has granted to Optionee an Option to purchase the number of shares of Common Stock set forth in the Notice of Grant (“Shares”), at the Option Prices set forth on Table 1. As detailed in Table 1, below, the Option is divided into five tranches (each a “Tranche”), with each Tranche representing a portion of the Option covering the number of Shares specified for the applicable Tranche in Table 1 with the Option Price specified for the applicable Tranche, which Option Price must at least exceed the Market Value per Share on the Date of Grant (as applicable, the “Exercise Price”). The Option is not intended to constitute an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as such law and regulations may be amended from time to time (the “Code”).

Table 1 – Option Prices

Tranche #	Number of Shares of Common Stock Subject to Tranche	Exercise Price
1	100,000	$30.00
2	200,000	$35.00
3	200,000	$40.00
4	200,000	$45.00
5	200,000	$50.00

1.Vesting.

(a)General. Subject to Section II.A.1(b), each Tranche of the Option (unless terminated as hereinafter provided) shall vest and become exercisable ratably in substantially equal installments on each of the first five anniversaries of the Date of Grant (each, a “Vesting Date”), subject generally to Optionee’s commencement of employment with the Company and continued status as a Service Provider through each such Vesting Date.

(b)Termination of Service; Forfeiture. Notwithstanding any other provision of this Agreement:

(i)    Voluntary Termination; Termination for Cause; Breach of Other Obligations. Except as necessary to effect the anticipatory termination provisions, if applicable, in Section II.A.1(b)(iv)(A)(2), any portion of the Option that has not vested in accordance with Section II.A.1(a) shall be cancelled and forfeited as of the date Optionee voluntarily terminates as a Service Provider (other than for Good Reason as provided below), if Optionee’s status as a Service

Provider is involuntarily terminated by the Company or a Subsidiary for Cause, or if Optionee violates the provisions of Section II.B.3 below. Notwithstanding the foregoing, no termination of Optionee’s employment shall qualify as a termination for Cause unless (x) the Company notifies Optionee in writing of the Company’s intention to terminate Optionee’s employment for Cause within 90 days following the initial existence of the occurrence or event giving rise to Cause, (y) Optionee fails to cure such occurrence or event within 30 days after receipt of such notice from the Company and (z) the Company terminates Optionee’s employment within 45 days after the expiration of Optionee’s cure period in subsection (y). In the event that Optionee’s service with the Company is terminated by the Company for Cause, the Option shall terminate without consideration with respect to all Common Stock subject to the Option (whether vested or unvested) as of the start of business on the date of such termination.
(ii)    Death; Disability. If Optionee ceases to be a Service Provider prior to any Vesting Date as a result of Optionee’s death or Disability (a “Death/Disability Termination”), Optionee shall fully vest in an additional portion of each Tranche of the Option equal to the Pro-Rata Portion for such Tranche as of the date of such Death/Disability Termination. For purposes of this Section II.A.1(b)(ii), with respect to each such Tranche, the “Pro-Rata Portion” will consist of the number of shares of Common Stock (rounded to the nearest whole share) subject to such Tranche equal to the product of (A) the quotient of (1) the number of shares of Common Stock subject to such Tranche, divided by (2) five, multiplied by (B) a fraction (not greater than one) (1) the numerator of which is the number of days from the Vesting Date immediately prior to the Death/Disability Termination until the date of such Death/Disability Termination, and (2) the denominator of which is the total number of days from the Vesting Date immediately prior to the Death/Disability Termination until the Vesting Date immediately subsequent to such Death/Disability Termination.
(iii)    Qualifying Termination Prior to a Change in Control. Subject, if applicable, to the anticipatory termination provisions in Section II.A.1(b)(iv)(A)(2), if Optionee has a Qualifying Termination that occurs prior to (or more than two years after) a Change in Control and before the final Vesting Date (a “Pre-CIC Qualifying Termination”), Optionee shall fully vest in an additional portion of each Tranche of the Option equal to the Pro-Rata Portion for such Tranche as of the date of such Pre-CIC Qualifying Termination. For purposes of this Section II.A.1(b)(iii), with respect to each such Tranche, the “Pro-Rata Portion” will consist of the number of shares of Common Stock (rounded to the nearest whole share) subject to such Tranche equal to the product of (A) the quotient of (1) the number of shares of Common Stock subject to such Tranche, divided by (2) five, multiplied by (B) a fraction (not greater than one) (1) the numerator of which is the number of days from the Vesting Date immediately prior to the Pre-CIC Qualifying Termination until the date of such Pre-CIC Qualifying Termination, and (2) the denominator of which is the total number of days from the Vesting Date immediately prior to the Pre-CIC Qualifying Termination until the Vesting Date immediately subsequent to such Pre-CIC Qualifying Termination.
(iv)    Change in Control. Notwithstanding Section II.A.1(a), in the event of a Change in Control that occurs prior to the final Vesting Date or the forfeiture of the Option subject to this Award, such unvested Option shall vest and become exercisable in accordance with this Section II.A.1(b)(iv):
(A)    If at any time before the vesting or forfeiture of all of the Option subject to this Award, a Change in Control occurs and (1) Optionee is still a Service Provider or (2) Optionee has experienced a Qualifying Termination within ninety (90) days prior to the Change in Control, then the Option will vest and become exercisable in its entirety (except, in the case where Optionee is still a Service Provider, to the extent that a Replacement Award is provided to Optionee in accordance with Section II.A.1(b)(iv)(B) to continue, replace or assume the Option covered by this Agreement (the “Replaced Award”)) immediately prior to the Change in Control. Any portion of the Option that vests in accordance with this Section II.A.1(b)(iv) will remain exercisable and will terminate as provided for in Section II.A.2 of this Agreement.
(B)    For purposes of this Agreement, a “Replacement Award” means an award (1) of the same type (e.g., time-based stock options) as the Replaced Award, (2) that has a value at least equal to the value of the Replaced Award, (3) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (4) if Optionee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Optionee under the Code are not less favorable to such Optionee than the tax consequences of the Replaced Award, and (5) the other terms and conditions of which are not less favorable to Optionee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section II.A.1(b)(iv)(B) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(C)    If, after receiving a Replacement Award, Optionee experiences a Qualifying Termination with the Company and its Subsidiaries (or any of their successors) (as applicable, the “Successor”), within a period of two years after the Change in Control and during the remaining vesting period for the Replacement Award, the Replacement Award shall become fully vested, exercisable and nonforfeitable with respect to the time-based options covered by such Replacement Award upon such termination.
(D)    If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding Option subject to this Award that at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be vested and nonforfeitable at the time of such Change in Control.
Except as necessary to effect the anticipatory termination provisions, if applicable, in Section II.A.1(b)(iv)(A)(2), any portion of the Option that does not vest in accordance with Section II.A.1(a) or this Section II.A.1(b) shall be canceled and forfeited as of the date Optionee ceases to be a Service Provider
2.Termination. The Option shall terminate on the earliest of the following dates:
(a)Ninety days after the termination of Optionee’s status as a Service Provider, unless such termination (i) is a result of Optionee’s death or Disability as described in Section II.A.2(b) or II.A.2(c), or (ii) by the Company or a Subsidiary for Cause;

(b)One year after Optionee’s death, if such death occurs while Optionee is a Service Provider;

(c)One year after Optionee’s service with the Company is terminated due to Optionee’s Disability;

(d)The date Optionee’s service with the Company is terminated for Cause; or

(e)The Expiration Date provided in the Notice of Grant.

3.Exercise and Payment of Option. The Option is exercisable as follows:

(a)General. The Option shall be exercisable by Optionee (or by Optionee’s guardian, legal representative, or estate, as applicable) cumulatively according to the vesting schedule referenced in the Notice of Grant and shall be exercisable in whole or in part from time to time by written notice (substantially in a form acceptable to the Company) (“Exercise Notice”). The Exercise Notice must state the number of Shares for which the Option is being exercised and contain such other representations and agreements with respect to such Shares as may be required by the Company. The Exercise Notice must be accompanied by payment of the Exercise Price plus payment of any applicable withholding taxes. The Option shall be deemed to be exercised upon receipt by the Company of such Exercise Notice accompanied by the Exercise Price and payment of any applicable withholding taxes. For the avoidance of doubt, the Option may not be exercised for a fraction of a share of Common Stock and may be exercised at any time prior to the termination of the Option set forth in Section II.A.2.

(b)Form of Payment. Payment of the Exercise Price by Optionee shall be (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Optionee having a value at the time of exercise equal to the total Exercise Price, (iii) through a net exercise method substantially similar to that described in Section 4 of the Plan, or (iv) by any combination of the foregoing methods of payment. Optionee shall be solely responsible for any income or other tax consequences imposed on Optionee from any payment for shares of Common Stock with Optionee’s Common Stock.

(c)Stock Transfer Records. Provided that the notice of exercise and payment are in form and substance satisfactory to counsel for the Company, as soon as practicable after the effective exercise of all or any part of the Option, Optionee shall be recorded on the stock transfer books of the Company as the owner of the Common Stock purchased, and the Company shall deliver to Optionee book entry ownership or one or more duly issued stock certificates evidencing such ownership. All requisite original issue or transfer documentary stamp taxes shall be paid by the Company. Shares of Common Stock purchased pursuant to exercise hereunder may be issued to Optionee and such other person, as joint owners with the right of survivorship, as is specifically described in such exercise notice. Optionee shall be solely responsible for any income or other tax consequences of such a designation of ownership hereunder (or the severance thereof).

(d)Restrictions on Exercise. If the issuance of Common Stock upon exercise or if the method of payment for such Shares would constitute a violation of any applicable federal or state securities or other law or regulation, the Option may not be exercised. The Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation before allowing the Option to be exercised.

4.Restrictions on Shares. Optionee hereby agrees that any and all Common Stock purchased upon each exercise of the Option shall be subject to the terms and conditions set forth in the Exercise Notice, and Optionee further agrees to be bound by the terms of such Exercise Notice with respect to all such Common Stock.

5.No Dividend Equivalent Rights. Optionee shall not be entitled to dividend equivalents with respect to the Option or the Common Stock underlying the Option.

6.Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of shares of Common Stock covered by the Option, in the Option Prices provided for the Option, and in the other Award terms as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Optionee that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for the Option such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of the Award so replaced in a manner that complies with Section 409A of the Code. In addition, to the extent that an Option Price for the Option is greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such applicable portion of the Option without any payment to the Optionee.

7.Rights as a Stockholder. Optionee will not have any rights of a stockholder (including voting and dividend rights) with respect to the Option covered by this Award.

B.Other Terms and Conditions.

1.Non-Transferability of Award. Except as described below, and subject to Section 409A, this Award and the Option subject to this Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. The terms of this Award are binding on the executors, administrators, heirs, successors and assigns of Optionee.

2.Withholding. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by Optionee under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that Optionee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. If Optionee’s benefit is to be received in the form of shares of Common Stock, then (a) if Optionee is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Optionee agrees that the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld, and (b) if Optionee is not subject to Section 16 of the Exchange Act, Optionee may elect that all or any part of such withholding requirement be satisfied by the retention by the Company a portion of the Common Stock to be delivered to Optionee, by delivering to the Company other Common Stock held by Optionee, or by tendering sufficient funds in cash or cash equivalent to the Company. The shares of Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the benefit is to be included in Optionee’s income. In no event will the fair market value of the shares of Common Stock to be withheld or delivered pursuant to this Section II.B.2 to satisfy applicable withholding taxes or other amounts in connection with the benefit exceed (x) the maximum amount that could be required to be withheld or (y) if so determined by the Committee after the date hereof, the minimum amount required to be withheld.
        3.    Restrictive Covenants.
    (a)    Generally. The Company would not be providing the Option or Common Stock to Optionee without Optionee’s agreement to abide by the restrictive covenants described herein. The provisions herein are appropriate in light of the position that Optionee has with the Company and the relationships and confidential and trade secret information that Optionee has been and will be exposed to because of Optionee’s position. Notwithstanding anything herein to the contrary, if Optionee is subject to the restrictive covenants set forth in Section 7 (or any successor provision) of the TriMas Corporation Executive Severance/Change in Control Policy (or any successor policy) or the restrictive covenants set forth in a separate, stand-alone severance agreement (or any successor agreement) with the Company, then (i) such other restrictive covenants, rather than the restrictive covenants in this Section II.B.3, shall apply to Optionee, and (ii) Optionee’s violation of such other restrictive covenants shall be treated as a violation of the restrictive covenants in this Section II.B.3 for purposes of this Agreement.
    (b)    Confidentiality. Recognizing Optionee’s fiduciary duties to the Company, as a condition of this Agreement, Optionee agrees that he or she shall not, at any time before or after termination of employment, in any fashion, form or manner, either directly or indirectly, use, divulge, disclose or communicate, or cause or permit any other person or entity to use, divulge, disclose or communicate, to any person, firm, company or entity, in any manner whatsoever, any Confidential Information (as defined below) of the Company except with the prior written consent of the Board, to the extent specifically required to be disclosed by applicable law, or except as required in the reasonable performance of Optionee’s duties as an employee of the Company. Optionee agrees to notify the Company as soon as reasonably possible after being subpoenaed or otherwise requested by any third party to disclose any Confidential Information, except as required in the reasonable performance of Optionee’s duties as an employee of the Company. This Section II.B.3 shall not result in the forfeiture of the Option or any clawback or recoupment of the Award for the disclosure of a trade secret if that disclosure (i) is made in confidence to a federal, state or local government official or to an attorney for the sole purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Pursuant to 18 U.S.C. § 1833(b), and as set forth fully therein, notice is hereby given that Optionee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Notwithstanding anything in this Agreement to the contrary (or in any other agreement, contract or arrangement with the Company or its subsidiaries or affiliates, or in any policy, procedure or practice of the Company or its subsidiaries or affiliates (collectively, the “Arrangements”)): (x) nothing in the Arrangements or otherwise limits Optionee’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act or the Sarbanes-Oxley Act of 2002); and (y) nothing in the Arrangements or otherwise prohibits or is intended to restrict or impede Optionee from discussing the terms and conditions of their employment with coworkers or union representatives or exercising protected rights under Section 7 of the National Labor Relations Act, or prevents Optionee from, without prior notice to the Company, providing information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification Optionee is not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act). The Company nonetheless asserts and does not waive its attorney-client privilege over any information (including documents) appropriately protected by privilege.
    (c)    Covenants Against Competition and Solicitation.
        (i)    Optionee agrees that, while Optionee is employed by the Company, and for 12 months thereafter, Optionee shall not engage, either directly or indirectly, as a principal for Optionee’s own account or jointly with others, or as a stockholder in any corporation or joint stock association, or as a partner or member of a general or limited liability entity, or as an employee, officer, director, agent, consultant or in any other advisory capacity in any Competitive Business that designs, develops, manufactures, distributes, sells or markets the type of products or services sold, distributed or provided by the Company, during the one-year period prior to the date of employment termination and with which Optionee was involved and/or oversaw (the “Business”); provided that nothing herein shall prevent Optionee from owning, directly or indirectly, not more than five percent of the outstanding shares of, or any other equity interest in, any entity engaged in the Business and listed or traded on a national securities exchange or in an over-the-counter securities market.

    (ii)    Optionee further understands and agrees that while Optionee is employed by the Company and for 12 months thereafter Optionee shall not directly or indirectly solicit business (relating to the Business) from, attempt to entice away from the Company, or interfere with the Company’s relationship with any entity that is a client or customer of the Company at the time of such solicitation, enticement, or interference, or that was identified or solicited as a client or customer of the Company during the time that Optionee performed services for the Company, unless such entity shall have ceased to have been such a customer for a period of at least six months as of the time of such solicitation.
        (iii)    Optionee further understands and agrees that while Optionee is employed by the Company and for 12 months thereafter Optionee shall not directly or indirectly employ or solicit, or receive or accept the performance of services by, any then-current employee of the Company who is employed primarily in connection with the Business, or any former employee of the Company who was employed by the Company primarily in connection with the Business at any time within the 12-month period immediately prior to such employment, solicitation, receipt or acceptance, except in connection with general, non-targeted recruitment efforts such as advertisements and job listings, or directly or indirectly induce any employee of the Company to leave the Company, or assist in any of the foregoing.
    (d)    Determination by the Board. Upon entering into this Agreement, Optionee understands and agrees that a determination of the Board shall be final and binding on the issue of whether Optionee’s actions are or will be in violation of this Section II.B.3. Optionee may request in writing from the Board an advance determination as to whether Optionee’s proposed actions will violate this Section II.B.3.
    (e)    Certain Definitions. The following definitions shall apply solely with respect to this Section II.B.3:
(i)    “Company” means (A) during the Optionee’s employment with the Company, the Company and any and all direct and indirect subsidiary, parent, affiliated or related companies of the Company for which the Optionee has worked or had responsibility during the Optionee’s employment with the Company, and (B) after the Optionee’s termination of employment with the Company, the Company and any and all direct and indirect subsidiary, parent, affiliated or related companies of the Company for which Optionee worked or had responsibility at the time of the Optionee’s termination of employment and at any time during the one-year period prior to such termination of employment.
(ii)    “Competitive Business” means a person or entity that engages in any business engaged in by the Company, and that does so in a geographic area in which the Company engage(s) in that business, as evidenced on the Company’s website, in the marketing materials of the Company or by the books and records of the Company, and “engages” includes actively planning to engage in the business.
(iii)    “Confidential Information” means trade secrets of the Company and all other confidential or proprietary information that relates to any aspect of the Company’s businesses that cannot freely and readily be obtained from sources outside of the Company. Confidential Information is meant to encompass the broadest enforceable definition of the Company’s intellectual property, and includes but is not limited to: financial and business information; customer and potential customer lists; customer contact information; pricing policies; vendor lists and information; third-party agreements and relationships; contractual, business, and financial information relating to the Company’s customers or other third parties which the Company is obligated to hold in confidence and/or not disclose; personnel, medical, compensation, and benefits information relating to employees, former employees, and persons affiliated with the Company; systems, login identifications and passwords, processes, methods, and policies; company strategies and plans; databases, company data, and technologies related to the Company’s business; and marketing and advertising materials which have not been published. “Confidential Information” shall not include information that Optionee can establish was already in the public domain at the time of disclosure through no fault of Optionee.
(f)    Tolling. The restricted time periods in Section II.B.3 shall be tolled during any time period that Optionee is in violation of such covenants, as determined by a court of competent jurisdiction, so that the Company may realize the full benefit of its bargain. This tolling shall include any time period during which litigation is pending, but during which Optionee has continued to violate such protective covenants.
(g)    Relief, Remedies, and Enforcement. Optionee acknowledges that the covenants contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company and that any breach or threatened breach of any such covenants will cause irreparable injury to the Company for which money damages would not provide an adequate remedy. If Optionee breaches, or threatens to commit a breach of, any of the provisions of this Agreement, the Company shall have the right to seek appropriate equitable relief, including a permanent injunction or similar court order enjoining Optionee from violating any of such provisions, and that, pending the hearing and the decision on the application for permanent equitable relief, the Company shall be entitled to a temporary restraining order and a preliminary injunction, without the necessity of showing actual monetary damages or the posting of a bond or other security. No such remedy shall be construed to be the exclusive remedy of the Company and any and all such remedies shall be held and construed to be cumulative and not exclusive of any rights or remedies, whether at law or in equity, otherwise available under the terms of this Agreement, at common law or under federal, state or local statutes, rules and regulations.

(h)    Separate Covenants. Each of the covenants contained in this Section II.B.3 are separate and distinct covenants of Optionee.
        4.    Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code. This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Optionee).
        5.    No Continued Right as Service Provider. Nothing in this Agreement confers on Optionee any right to continue as a Service Provider, or interferes with or restricts in any way the rights of the Company or any Subsidiary or affiliate of the Company, which are hereby expressly reserved, to discharge Optionee at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written employment agreement between Optionee and the Company or any Subsidiary.
        6.    Effect on Other Benefits. In no event will the value, at any time, of the Option or any other payment or right to payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of, or other Service Providers to, the Company or any Subsidiary unless otherwise specifically provided for in such plan.
        7.    Third-Party Beneficiaries. If Optionee is or was employed by a subsidiary of the Company, then such subsidiary is intended to be a third-party beneficiary of this Agreement and shall have the right to enforce this Agreement, including, but not limited to, the provisions of Section II.B.3.
        8.    Unfunded and Unsecured General Creditor. Optionee, as a holder of Option and rights under this Agreement has no rights other than those of a general creditor of the Company. The Option represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of this Agreement.
        9.    Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.
        10.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Option, or future awards that may be granted, by electronic means. Optionee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

        11.    Nature of Grant. In accepting this Award, Optionee acknowledges that:
    (a)    the grant of the Option is voluntary and discretionary award being made on a one-time basis and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options, even if stock options have been granted repeatedly in the past;
    (b)    all decisions with respect to future stock option grants, if any, will be at the sole discretion of the Committee;
    (c)    the Option and the Common Stock subject to the Option are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or Optionee’s employer, and which is outside the scope of Optionee’s employment contract, if any;
    (d)    the Option and the Common Stock subject to the Option are not intended to replace any pension rights or compensation;
    (e)    the future value of the underlying Common Stock is unknown and cannot be predicted with certainty;
    (f)    the Option and resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law;
    (g)    in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of Optionee’s employment with the Company or Optionee’s employer and Optionee irrevocably releases the Company and Optionee’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Optionee shall be deemed irrevocably to have waived any entitlement to pursue such claim; and
    (h)    except as otherwise provided in this Agreement, in the event Optionee ceases to be a Service Provider, Optionee’s right to vest in the Option under this Agreement, if any, will terminate effective as of the date that Optionee is no longer a Service Provider and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when Optionee is no longer a Service Provider for purposes of the Option.
        12.    California Addenda. Notwithstanding any provisions in this Agreement, the Option and this Agreement shall also be subject to the special terms and conditions set forth in the California Addendum attached as Appendix B to this Agreement (which modifies and amends this Agreement to the extent provided for in Appendix B) during any period in which Optionee is employed and/or resides in California, or for which the Company determines that the application of the terms and conditions of Appendix B is necessary or advisable in order to comply with applicable law. The California Addendum attached hereto as Appendix B constitutes part of this Agreement.
        13.    Administration. This Agreement will be administered by the Committee. The interpretation and construction by the Committee of any provision of this Agreement and any determination by the Committee pursuant to any provision of this Agreement or of any notification or document related hereto will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, subject to Section II.A.5, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained or referenced in this Agreement, and no authorization in any section or other provision of this Agreement is intended or may be deemed to constitute a limitation on the authority of the Committee.
        14.    Amendments.
(a)    The Committee may at any time and from time to time amend this Agreement in whole or in part; provided, however, that if an amendment to this Agreement requires approval by the Stockholders of the Company in order to comply with applicable law or the rules of the Nasdaq Stock Market or, if the shares of Common Stock are not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the shares of Common Stock are traded or quoted, then such amendment will be subject to Stockholder approval and will not be effective unless and until such approval has been obtained; provided further, that no amendment shall adversely affect Optionee’s rights under this Agreement without Optionee’s written consent. Notwithstanding the foregoing, Optionee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
(b)    For the avoidance of doubt, except in connection with a corporate transaction or event described in Section II.A.6 of this Agreement or in connection with a Change in Control, the terms of this Agreement may not be amended to reduce the Exercise Price of the Option, or cancel the Option if it is outstanding and “underwater” in exchange for cash, other awards or Option Rights with an Option Price that is less than the Exercise Price of Optionee’s original Option, without Stockholder approval. This Section 14 is intended to prohibit the repricing of “underwater” Option Rights and will not be construed to prohibit the kinds of adjustments described in Section 11 of the Plan. Notwithstanding any provision of this Agreement to the contrary, this Section 14 may not be amended without approval by the Stockholders.
        15.    Relation to Plan. This Award has not been awarded pursuant to the Plan. For the avoidance of doubt, the share limitations and share counting and recycling rules set forth in the Plan shall not apply with respect to the Award.

        16.    Governing Law; Choice of Forum; Jury Trial Waiver. This Agreement is governed by and construed in accordance with the laws of the State of Michigan, notwithstanding conflict of law provisions. Optionee further agrees that any action by Optionee to challenge the enforceability of this Agreement must be brought or litigated exclusively in the appropriate state or federal court located in the State of Michigan. Optionee and the Company also agree that any action by the Company to enforce this Agreement, as well as any related disputes or litigation related to this Agreement, must be brought in the appropriate state or federal court located in the State of Michigan. Optionee agrees and consents to the personal jurisdiction and venue of the federal or state courts of Michigan for resolution of any disputes or litigation arising under or in connection with this Agreement or any challenge to this Agreement and waives any objections or defenses to personal jurisdiction or venue in any such proceeding before any such court. OPTIONEE AND THE COMPANY AGREE THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
        17.    Clawback Policy.
(a)    Notwithstanding anything in this Agreement to the contrary, Optionee acknowledges and agrees that this Agreement and the Award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy or policies as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock at any point may be traded) (the “Compensation Recovery Policy”), and that, to the extent the Compensation Recovery Policy, by its terms, is applicable to the Award, applicable terms of this Agreement will be (if necessary) deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. Further, by accepting the Award covered by this Agreement, Optionee (i) consents to be bound by the terms of the Compensation Recovery Policy, as applicable, (ii) agrees and acknowledges that Optionee is obligated to and will cooperate with, and will provide any and all assistance necessary to, the Company in any effort to recover or recoup any compensation or other amounts subject to clawback or recovery pursuant to the Compensation Recovery Policy and/or applicable laws, rules, regulations, stock exchange listing standards or other Company policy, and (iii) agrees that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from Optionee of any such amounts, including from Optionee’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.
(b)    Without limiting the foregoing, violation of Section II.B.3 of this Agreement prior to the final Vesting Date and thereafter, as determined by the Board, shall result in the forfeiture of the Option, and clawback and recoupment of any shares of Common Stock issued or transferred to Optionee in settlement of the Option.
        18.    Complete Agreement. This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embodies the complete and entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes and preempts any and all prior promises, understandings, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof (or any element thereof) in any way.

19.     Prevailing Party Legal Fees. In the event of litigation or dispute between the Company and Optionee related to the Award or this Agreement, the non-prevailing party in such litigation or dispute shall reimburse the prevailing party for any costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by the prevailing party in connection therewith.

20.    Acknowledgement. The Optionee acknowledges that the Optionee (a) has had an opportunity to review the terms of this Agreement, (b) understands the terms and conditions of this Agreement and (c) agrees to such terms and conditions.

(Signature Page Follows)

This Agreement may be executed in two or more counterparts, each of which is deemed an original and all of which constitute one document.

TRIMAS CORPORATION

Dated as of: June 24, 2025	By: /s/ Jodi F. Robin Name: Jodi F. Robin Title: General Counsel and Secretary

OPTIONEE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT CONFERS ON OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION AS A SERVICE PROVIDER OF THE COMPANY OR ANY PARENT OR SUBSIDIARY, NOR INTERFERES IN ANY WAY WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S SERVICE PROVIDER RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.
BY CLICKING THE “ACCEPT” BUTTON BELOW, OPTIONEE ACCEPTS THIS AWARD SUBJECT TO ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. OPTIONEE HAS REVIEWED THIS AGREEMENT IN THEIR ENTIRETY. OPTIONEE AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THIS AWARD.

APPENDIX A
TO
NON-QUALIFIED STOCK OPTION INDUCEMENT AWARD AGREEMENT

GLOSSARY
For purposes of this Agreement:

“Cause” means (a) Optionee’s conviction of or plea of guilty or nolo contendere to a crime constituting a felony under the laws of the United States or any State thereof or any other jurisdiction in which the Company or its Subsidiaries conduct business; (b) Optionee’s willful misconduct in the performance of his or her duties to the Company or its Subsidiaries and failure to cure such breach within 30 days following written notice thereof from the Company; (c) Optionee’s willful failure or refusal to follow directions from the Board (or direct reporting executive) and failure to cure such breach within 30 days following written notice thereof from the Board; or (d) Optionee’s breach of fiduciary duty to the Company or its Subsidiaries for personal profit. Any failure by the Company or a Subsidiary of the Company to notify Optionee after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or a similar event) from constituting Cause.

“Change in Control” will be deemed to have occurred upon the occurrence (after the date of this Agreement (“Agreement Date”)) of any of the following events:

(a)    any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a beneficial owner in connection with a transaction described in clause (i) of Section (c) of this definition;

(b)    the following individuals cease for any reason to constitute a majority of the number of members of the Board (each, a “Director”) then serving on the Board: individuals who, on the Agreement Date, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors) whose appointment or election by the Board or nomination for election by the Stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the Agreement Date or whose appointment, election or nomination for election was previously so approved or recommended (the “Incumbent Board”); provided, however, that no individual shall be considered a member of the Incumbent Board if such individual initially
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assumed office as a result of either an actual or threatened election contest (an “Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(c)    there is consummated a merger, consolidation, wind-up, reorganization or restructuring of the Company with or into any other entity, or a similar event or series of such events, other than (i) any such event or series of events which results in (A) the voting securities of the Company outstanding immediately prior to such event or series of events continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 51% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) the individuals who comprise the Board immediately prior thereto constituting immediately thereafter at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (ii) any such event or series of events effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or

(d)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (it being conclusively presumed that any sale or disposition is a sale or disposition by the Company of all or substantially all of its assets if the consummation of the sale or disposition is contingent upon approval by the Stockholders unless the Board expressly determines in writing that such approval is required solely by reason of any relationship between the Company and any other Person or an affiliate of the Company and any other Person), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity (i) at least 51% of the combined voting power of the voting securities of which are owned by Stockholders in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition and (ii) the majority of whose board of directors immediately following such sale or disposition consists of individuals who comprise the Board immediately prior thereto.

Notwithstanding the foregoing, (i) a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (ii) if required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a “Change in Control” shall be deemed to have occurred only if the transaction or event qualifies as a Section 409A Change in Control.

“Disability” means (a) Optionee is unable to engage in any substantial activity due to medically determinable physical or medical impairment expected to result in death or to last for a continuous period of not less than 12 months, or (b) if due to any medically determinable physical or mental impairment expected to result in death or last for a continuous period not less than 12 months, Optionee has received income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company.

“Good Reason” means:

(a)     A material and permanent diminution in Optionee’s duties or responsibilities, other than any such diminution resulting from events or circumstances reasonably impacting the duties or responsibilities of substantially all other Company executive officers having primarily Company-wide duties or responsibilities;

(b)    A material reduction in the aggregate value of base salary and bonus opportunity provided to Optionee by the Company; or

(c)    A permanent reassignment of Optionee to another primary office more than 50 miles from the current office location, which reassignment is not otherwise approved by the Board.

Optionee must notify the Company of Optionee’s intention to invoke termination for Good Reason within 90 days after Optionee has knowledge of such event and provide the Company 30 days’ opportunity for cure, and Optionee must actually terminate Optionee’s employment with the Company prior to the 365th day following such occurrence or such event shall not constitute Good Reason. Optionee may not invoke termination for Good Reason if Cause exists or Optionee has violated Section II.B.3 of the Agreement at the time of such termination.

“Market Value per Share” means, as of any particular date, the closing price of a share of Common Stock as reported for that date on the Nasdaq Stock Market or, if the shares of Common Stock are not then listed on the Nasdaq Stock Market, on any other national securities exchange on which the shares of Common Stock are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the shares of Common Stock, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in this Agreement and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.
“Qualifying Termination” means a termination of Optionee’s status as a Service Provider with the Company and its Subsidiaries for any reason other than:
(a)     death;
(b)     Disability;
(c)     Cause; or
(d)    by Optionee without Good Reason.
“Section 409A Change in Control” means a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code.

“Service Provider” means an individual actively providing services to the Company or a Subsidiary.

“Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

APPENDIX B
TO
NON-QUALIFIED STOCK OPTION INDUCEMENT AWARD AGREEMENT

CALIFORNIA ADDENDUM

Additional Potential Terms and Conditions

Terms and Conditions

This California Addendum (“Addendum”) includes additional terms and conditions that govern the Option granted to you under the Non-Qualified Stock Option Inducement Award Agreement (the “Agreement”). These additional terms and conditions modify and amend the Agreement, to the extent provided for in this Addendum, during any period in which Optionee is employed and/or resides in California, or for which the Company determines that the application of the terms and conditions of this Addendum is necessary or advisable in order to comply with applicable law. Certain capitalized terms used but not defined in this Addendum have the meanings set forth in the Agreement that relates to Optionee’s Award. By accepting the Award, Optionee agrees to be bound by the terms and conditions contained in the paragraphs below, the Agreement, and the terms of any other document that may apply to Optionee and the Award.

Restrictive Covenants. Section II.B.3 of the Agreement is hereby amended in its entirety to read as follows:

    “3.    Restrictive Covenants.
(a)    Generally. The Company would not be providing Option or Common Stock to Optionee without Optionee’s agreement to abide by the restrictive covenants described herein. The provisions herein are appropriate in light of the position that Optionee has with the Company and the relationships and confidential and trade secret information that Optionee has been and will be exposed to because of Optionee’s position.
(b)    Confidentiality. Recognizing Optionee’s fiduciary duties to the Company, as a condition of this Agreement, Optionee agrees that he or she shall not, at any time before or after termination of employment, in any fashion, form or manner, either directly or indirectly, use, divulge, disclose or communicate, or cause or permit any other person or entity to use, divulge, disclose or communicate, to any person, firm, company or entity, in any manner whatsoever, any Confidential Information (as defined below) of the Company except with the prior written consent of the Board, to the extent specifically required to be disclosed by applicable law, or except as required in the reasonable performance of Optionee’s duties as an employee of the Company. Optionee agrees to notify the Company as soon as reasonably possible after being subpoenaed or otherwise requested by any third party to disclose any Confidential Information, except as required in the reasonable performance of Optionee’s duties as an employee of the
    i

Company. This Section II.B.3 shall not result in the forfeiture of the Option or any clawback or recoupment of the Award for the disclosure of a trade secret if that disclosure (i) is made in confidence to a federal, state or local government official or to an attorney for the sole purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Pursuant to 18 U.S.C. § 1833(b), and as set forth fully therein, notice is hereby given that Optionee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Notwithstanding anything in this Agreement to the contrary (or in any other agreement, contract or arrangement with the Company or its subsidiaries or affiliates, or in any policy, procedure or practice of the Company or its subsidiaries or affiliates (collectively, the “Arrangements”)): (x) nothing in the Arrangements or otherwise limits Optionee’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act or the Sarbanes-Oxley Act of 2002); and (y) nothing in the Arrangements or otherwise prohibits or is intended to restrict or impede Optionee from discussing the terms and conditions of their employment with coworkers or union representatives or exercising protected rights under Section 7 of the National Labor Relations Act, or prevents Optionee from, without prior notice to the Company, providing information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification Optionee is not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act). The Company nonetheless asserts and does not waive its attorney-client privilege over any information (including documents) appropriately protected by privilege.
(c)    Covenant Against Solicitation. Optionee further understands and agrees that while Optionee is employed by the Company and for 12 months thereafter Optionee shall not directly or indirectly employ or solicit, or receive or accept the performance of services by, any then-current employee of the Company who is employed primarily in connection with the Business, or any former employee of the Company who was employed by the Company primarily in connection with the Business at any time within the 12-month period immediately prior to such employment, solicitation, receipt or acceptance, except in connection with general, non-targeted recruitment efforts such as
    ii

advertisements and job listings, or directly or indirectly induce any employee of the Company to leave the Company, or assist in any of the foregoing. The “Business” shall mean the design, development, manufacture, distribution, sale or marketing of the type of products or services sold, distributed or provided by the Company during the one-year period prior to the date of employment termination and with which Optionee was involved and/or oversaw.
(d)    Determination by the Board. Upon entering into this Agreement, Optionee understands and agrees that a determination of the Board shall be final and binding on the issue of whether Optionee’s actions are or will be in violation of this Section II.B.3. Optionee may request in writing from the Board an advance determination as to whether Optionee’s proposed actions will violate this Section II.B.3.
(e)    Certain Definitions. The following definitions shall apply solely with respect to this Section II.B.3:
(i)    “Company” means (A) during the Optionee’s employment with the Company, the Company and any and all direct and indirect subsidiary, parent, affiliated or related companies of the Company for which the Optionee has worked or had responsibility during the Optionee’s employment with the Company, and (B) after the Optionee’s termination of employment with the Company, the Company and any and all direct and indirect subsidiary, parent, affiliated or related companies of the Company for which Optionee worked or had responsibility at the time of the Optionee’s termination of employment and at any time during the one-year period prior to such termination of employment.
(ii)    “Confidential Information” means trade secrets of the Company and all other confidential or proprietary information that relates to any aspect of the Company’s businesses that cannot freely and readily be obtained from sources outside of the Company. Confidential Information is meant to encompass the broadest enforceable definition of the Company’s intellectual property, and includes but is not limited to: financial and business information; customer and potential customer lists; customer contact information; pricing policies; vendor lists and information; third-party agreements and relationships; contractual, business, and financial information relating to the Company’s customers or other third parties which the Company is obligated to hold in confidence and/or not disclose; personnel, medical, compensation, and benefits information relating to employees, former employees, and persons affiliated with the Company; systems, login identifications and passwords, processes, methods, and policies; company strategies and plans; databases, company data, and technologies related to the Company’s business; and marketing and advertising materials which have not been published. “Confidential Information” shall not include information that Optionee can establish was already in the public domain at the time of disclosure through no fault of Optionee.
    iii

(f)    Separate Covenants. Each of the covenants contained in this Section II.B.3 are separate and distinct covenants of Optionee.”
Privacy. A new Section II.B.21 is added to the Agreement to read as follows:

        “21.    Privacy. The Company respects Optionee’s privacy. In order to administer Optionee’s equity award, the Company collects and uses certain personal information about Optionee, including Optionee’s prior equity grant information where applicable. If Optionee is a California resident, Optionee should refer to the Company’s California Consumer Privacy Act Notice for more information about the personal information the Company collects about Optionee and the purposes for which the Company will use such data.”
    iv